Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


        We consent to the of our reports dated July 5, 2011 relating to our audit of the consolidated financial statements and internal control over financial reporting appearing in this Annual Report on Form 10-K of RPM Advantage. for the year ended December 31, 2008.

/s/ Eugene M. Egeberg

Eugene M. Egeberg, CPA
Baltimore, Maryland
April 15, 2011